Exhibit 8.1

SUBSCRIPTION AND ESCROW AGENT AGREEMENT

Between

Real Goods Solar, Inc.

And

Continental Stock Transfer & Trust Company

THIS SUBSCRIPTION AND ESCROW AGENT AGREEMENT (this “Agreement”) between Real Goods Solar, Inc. (the “Company”) and Continental Stock Transfer & Trust Company (the “Subscription Agent”), is dated as of November 6, 2019.

1.       Appointment.

(a)       The Company is distributing at no charge (the “Rights Offering”) to (i) the holders of record of its Class A Common Stock, par value $0.0001 per share (the “Common Stock”), as of 5:00 p.m., Eastern time, on November 27, 2019 (the “Record Date”) and (ii) the holders of record of its warrants exercisable for Common Stock (the “Warrants”) on the Record Date non-transferable subscription rights (the “Rights”) to purchase up to an aggregate of 2,000,000 shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Each holder of Common Stock or Warrants will receive ten Rights for each every (x) one share of Common Stock owned on the Record Date, and (y) one share of Class A common stock that such holder could purchase on the Record Date by exercising Warrants (assuming full exercise, and without any beneficial ownership limitation). Each Right entitles the stockholder or warrantholder to purchase one share of Preferred Stock at a purchase price of $10 per share (the “Subscription Price”). The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder or warrantholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.

(b)       The Rights Offering will expire on December 16, 2019 at 5:00 p.m. Eastern Time (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in its sole discretion for up to 45 days, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c)       The Company filed an Offering Statement on Form 1-A (File No. 024-11087) relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on September 30, 2019 (the “Offering Statement”). The terms of the Rights Offering are more fully described in the Offering Circular (the “Circular”) forming part of the Offering Statement as such Offering Statement may be qualified by the SEC. A copy of the Circular is attached hereto as Exhibit 1. All terms used and not defined herein shall have the same meaning as in the Circular. Promptly after the Record Date, (i) the Company will instruct Computershare, in its capacity as transfer agent for the Common Stock, to generate a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”) and (ii) the Company will generate a list of holders of Warrants (the “Record Warrant Holders List,” and together with the Record Stockholders List, the “Records Holders List”).

(d)       The Company hereby appoints the Subscription Agent to act as subscription agent (the “Subscription Agent”) for the Rights Offering in accordance with and subject to the following terms and conditions.

2.       Subscription of Rights.

(a)       The Rights are evidenced by subscription rights certificates (the “Certificates”), a copy of the form of which is attached hereto as Exhibit 2. The Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Preferred Stock at the rate of one share per Right evidenced by a Certificate (the “Basic Subscription Right”). No fractional shares will be issued.

3.       Duties of Subscription Agent. As Subscription Agent, the Subscription Agent is authorized and directed to perform the following:

(a)       Issue the Certificates in accordance with this Agreement in the names of the holders of the Common Stock and Warrants of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

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(b)       Promptly after the Subscription Agent receives the Record Holders List, the Subscription Agent shall:

(i)       mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock or Warrants of record on the Record Date whose address of record is within the United States and Canada, (i) a Certificate evidencing the Rights to which such Common Stock holder or Warrant holder is entitled under the Rights Offering, (ii) a copy of the Circular, and (iii) a return envelope addressed to the Subscription Agent; and

(ii)       mail or cause to be mailed, to each holder of Common Stock or Warrants of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, a copy of the Circular (including all attachments and accompanying documents). The Subscription Agent shall refrain from mailing Certificates issuable to any holder of Common Stock or Warrants of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Certificates for the account of such holder subject to such holder making satisfactory arrangements with the Subscription Agent for the exercise of the Rights evidenced thereby, and follow the instructions of such Common Stock holder or Warrant holder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., Eastern Time, at least three business days prior to the Expiration Time.

(c)       Mail or deliver (which delivery may be done electronically through the facilities of DTC or otherwise) a copy of the Circular with Certificate(s) with respect to Common Stock and Warrants when such Certificate(s) are issued to holders other than the registered holder of the Certificate.

(d)       Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Certificates and the Circular.

(e)       Subject to the next sentence, accept Subscriptions from Common Stock holders and Warrant holders whose Certificates are alleged to have been lost, stolen, or destroyed upon receipt by the Subscription Agent of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance reasonably satisfactory to the Subscription Agent, accompanied by payment of the Subscription Price for the total number of Rights Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Certificates, and the Subscription Agent shall withhold delivery of the Rights Subscribed for until after the Certificates have expired and it has been determined that the Rights evidenced by the Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(f)       Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(i)       if the Certificate is registered in the name of a fiduciary and is executed by, and the Rights are to be issued in the name of, such fiduciary;

(ii)       if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the Certificate is issued in the names of, and is to be delivered to, such joint tenants;

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(iii)       if the Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Rights are to be issued in the name of such corporation; or

(iv)       if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided, the Rights are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that they purport to be.

(g)       Accept Subscriptions not accompanied by Certificates if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States and accompanied by proper payment for the total number of Rights Subscribed.

(h)       Refer to the Company, for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted, and Subscriptions otherwise failing to comply with the requirements of the Circular and the terms and conditions of the Certificates.

4.       Acceptance of Subscriptions. Upon acceptance of a Subscription, the Subscription Agent shall from time to time during the Rights Offering:

(a)       Hold all funds received in a dedicated, non-interest bearing escrow account for the benefit of the Company. Promptly following the Expiration Time, the Subscription Agent shall, upon the receipt of the Distribution Letter in the form attached hereto as Exhibit 3 and executed by the Company, distribute to the Company or its designee(s) the funds from exercise of the Basic Subscription Rights and Over-Subscription Rights in such account. The Subscription Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. It is hereby agreed immediately following the effective date of the Subscription, immediately available funds, represented by certified check, money order, or wire transfer but not personal check, will be deposited with the Subscription Agent in accordance with Exhibit 7. In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the Rights Offering, the Subscription Agent shall, upon the receipt of the Liquidation Letter in the form attached hereto as Exhibit 4 and executed by the Company, liquidate the segregated account in which the subscription funds were held as promptly as practicable and distribute the funds to each respective subscribing Common Stock holder or Warrant holder who elected to exercise its Rights.

(b)       Advise the Company daily by email transmission and confirm by letter to the attention of Tyler Clarke (the “Company Representative”) as to the total number of shares of Preferred Stock Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone at 303-222-8437, confirmed by email transmission tyler.clarke@rgsenergy.com, of the amount of funds received identified in accordance with (a) above, deposited, available, or transferred in accordance with (a) above, with cumulative totals; and

(c)       As promptly as possible but in any event on or before 3:30 p.m., Eastern Time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares of Subscribed and the number of shares of Preferred Stock unsubscribed.

5.       Completion of Rights Offering. Upon completion of the Rights Offering:

(a)       The Subscription Agent shall prepare and maintain a list of Common Stock holders and Warrant Holders who have exercised their Rights in whole or in part, together with the number of shares of Preferred Stock to be issued to each such holder (after taking into account exercise of the Over-Subscription Rights) (the “List”).

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(b)       For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Preferred Stock to permit the exercise of Rights as contemplated by the Rights Offering.

(c)       The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Preferred Stock issuable upon the exercise of the Certificates at the time of delivery of such shares (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Preferred Stock, free from all preemptive rights and taxes, liens, charges, and security interests created by or imposed upon the Company with respect thereto.

(e)       The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents, and approvals of the SEC and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Certificates or the issuance, sale, transfer, and delivery of Preferred Stock issued upon exercise of Certificates.

6.       Procedure for Discrepancies. The Subscription Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Preferred Stock that any Certificate may indicate are to be issued to a Common Stock holder or a Warrant holder and the number that the Record Holders List indicates may be issued to such holder. In any instance where the Subscription Agent cannot reconcile such discrepancies by following such procedures, the Subscription Agent will consult with the Company for instructions as to the number of shares of Preferred Stock, if any, should be set forth on the List.

7.       Procedure for Deficient Items. The Subscription Agent shall examine the Certificates received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed. In the event the Subscription Agent determines that any Certificate does not appear to have been properly completed or executed, or where a Certificate does not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, the Subscription Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Subscription Agent is not authorized to waive any irregularity in connection with a Subscription, unless the Subscription Agent shall have received from the Company instructions, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Certificate has been cured or waived and that such Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, the Subscription Agent will return to the subscribing Common Stock holder or Warrant holder (at its option by either first class mail under a blanket surety bond or insurance protecting the Subscription Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of a Certificate or by registered mail insured separately for the value of such Certificate) to such Common Stock holder’s or Warrant holder’s address as set forth in the Subscription any Certificate surrendered in connection therewith and any other documents received with such Certificate, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Certificate and such documents.

8.       Date/Time Stamp. Each document received by the Subscription Agent relating to its duties hereunder shall be dated and time stamped when received.

9.       Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, the Subscription Agent shall take such action as the Company reasonably instructs in writing.

10.       Termination. The Company may terminate this Agreement at any time by so notifying the Subscription Agent in writing. The Subscription Agent may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, the Subscription Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder and shall deliver to the Company or its designee promptly any funds and Certificate or other document relating to the Subscription Agent’s duties hereunder. Upon payment of all the Subscription Agent‘s outstanding fees and expenses, the Subscription Agent shall forward to the Company or its designee promptly any funds and Certificate or other document relating to the Subscription Agent’s duties hereunder that the Subscription Agent may receive after its appointment has so terminated. Sections 11, 12, 13, and 18 of this Agreement shall survive any termination of this Agreement.

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11.       Authorizations and Protections. As agent for the Company, the Subscription Agent:

(a)       shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Subscription Agent and the Company;

(b)       shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificates surrendered to the Subscription Agent hereunder, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(d)       shall not be obligated to take any legal action hereunder; if, however, the Subscription Agent determines to take any legal action hereunder, and where the taking of such action might, in the Subscription Agent’s judgment, subject or expose it to any expense or liability, the Subscription Agent shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(e)       may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter or other document or security delivered to the Subscription Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f)       shall not be liable or responsible for any recital or statement contained in the Circular or any other documents relating thereto;

(g)       shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(h)       may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic, or oral instructions of officers of the Company with respect to any matter relating to the Subscription Agent acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

(i)       may consult with counsel satisfactory to the Subscription Agent, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Subscription Agent hereunder in good faith and in reliance upon the advice of such counsel; and

(j)       is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12.       Indemnification. The Company agrees to indemnify the Subscription Agent for, and hold it harmless from and against, any loss, liability, claim, or expense (“Loss”) arising out of or in connection with the Subscription Agent’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Subscription Agent’s gross negligence or intentional misconduct.

13.       Limitation of Liability.

(a) In the absence of gross negligence or intentional misconduct on its part, the Subscription Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Subscription Agent be liable for special, indirect, incidental, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Subscription Agent has been advised of the likelihood of such damages and regardless of the form of action. Any liability of the Subscription Agent will be limited to the amount of fees paid by the Company hereunder.

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(b)       In the event any question or dispute arises with respect to the proper interpretation of this Agreement or the Subscription Agent’s duties hereunder or the rights of the Company or of any holders surrendering Certificates pursuant to the Rights Offering, the Subscription Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Subscription Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter, or settled by a written document in form and substance reasonably satisfactory to the Subscription Agent and executed by the Company and each Common Stock holder, Warrant holder or other party affected by the question or dispute.

14.       Representations, Warranties and Covenants. The Company represents, warrants, and covenants that (a) it is validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery, and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of the Company or any indenture, agreement, or instrument to which the Company is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all material applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending as of the date hereof in connection with the Rights Offering.

15.       Notices. All notices, demands, and other communications given pursuant to the terms and provisions hereof shall be in writing, shall (except as provided for in Section 18 hereof) be deemed effective on the date of receipt, and may be sent by email, overnight delivery services, or by certified or registered mail, return receipt requested to (or such other address or email address specified in a notice given by a party hereto to the other party under this Section 15):

If to the Company:
Real Goods Solar, Inc. 110 16th Street, 3rd Floor Denver, CO 80202 Denver, CO 80202 Telephone: 303-222-8437 Email: tyler.clarke@rgsenergy.com Attention: Tyler Clarke with a copy to (which shall not constitute notice):
Brownstein Hyatt Farber Schreck, LLC 410 17th Street, 22nd Floor Denver, CO 80220 Telephone: 303-223-1232 Email: rlundberg@bhfs.com Attention: Rikard Lundberg
If to the Subscription Agent:
Continental Stock Transfer & Trust Company 1 State Street Plaza- 30th Floor New York, NY 10004 Telephone: (212) 845-3287 Email: Attn: Reorganization Department

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16.       Specimen Signatures. Set forth in Exhibit 5 hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to the Subscription Agent the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.

17.       Instructions. Any instructions given to the Subscription Agent orally, as permitted by any provision of this Agreement, shall, upon the request of the Subscription Agent, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. The Subscription Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 17.

18.       Fees. Whether or not any Certificates are surrendered to the Subscription Agent, for its services as Subscription Agent hereunder, the Company shall pay to the Subscription Agent fees in accordance with Exhibit 6, together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to the Subscription Agent hereunder are due upon receipt of the invoice.

19.       Force Majeure. the Subscription Agent shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

20.       Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws, rules, or principles.

(b)       No provision of this Agreement may be amended, modified, or waived, except in writing signed by all of the parties hereto.

(c)       Except as expressly set forth elsewhere in this Agreement, all notices, instructions, and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 15 or to such other address as a party hereto shall notify the other party in writing.

(d)       In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the Subscription Agent’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(e)       If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(f)       This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(g)       This Agreement may not be assigned by any party without the prior written consent of all parties.

(h)       This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

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(Signature page follows)

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Signature Page
to
Subscription and Escrow Agent Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

REAL GOODS SOLAR, INC. By: /s/ Dennis Lacey Name: Dennis Lacey Title: CEO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Subscription Agent By: /s/ Wilton Davila Name: Wilton Davila Title: Vice President

Exhibit 1 Circular

Exhibit 2 Form of Subscription Rights Certificate

Exhibit 3 Distribution Letter

Exhibit 4 Liquidation Letter

Exhibit 5 List of Authorized Representatives

Exhibit 6 Subscription Agent Fee Schedule

Exhibit 7 Wire Instructions

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Exhibit 1
to
Subscription and Escrow Agent Agreement

Circular

Exhibit 2
to
Subscription and Escrow Agent Agreement

Form of Subscription Rights Certificate

Exhibit 3
to
Subscription and Escrow Agent Agreement

Form of Distribution Letter

[Letterhead of Real Goods Solar, Inc.]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street- 30th Fl.

New York, New York 10004

Attn: [                     ]

Re: Trust Account No. [    ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 4(a) of the Subscription and Escrow Agent Agreement between Real Goods Solar, Inc. and Continental Stock Transfer & Trust Company, dated as of __________, 2019 (the “Subscription Agent Agreement”), you are hereby directed and authorized to transfer the subscription funds held in the segregated account immediately in the manner set forth in the attached flow of funds memorandum and otherwise in accordance with the terms of the Subscription Agent Agreement.

Very truly yours, REAL GOODS SOLAR, INC. By: Name: Title:

Exhibit 4
to
Subscription and Escrow Agent Agreement

Form of Liquidation Letter

[Letterhead of Real Goods Solar, Inc.]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street- 30th Fl.

New York, New York 10004

Attn: [    ]

Re: Trust Account No. [ ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 4(a) of the Subscription and Escrow Agent Agreement between Real Goods Solar, Inc. and Continental Stock Transfer & Trust Company, dated as of ______________, 2019 (the “Subscription Agent Agreement”), this is to advise you that we have withdrawn or otherwise terminated its Rights Offering (as defined in the Subscription Agent Agreement).

In accordance with the terms of the Subscription Agent Agreement, we hereby authorize you to commence liquidation of the segregated account in which the subscription funds were held as promptly as practicable to holders of Common Stock (as defined in the Subscription Agent Agreement) and Warrant (as defined in the Subscription Agent Agreement) holders who elected to exercise their Rights (as defined in the Subscription Agent Agreement). You shall commence distribution of such funds in accordance with the terms of the segregated account, and you shall oversee the distribution of such funds. Upon the payment of all the funds in the segregated account, your obligations under the Subscription Agent Agreement shall be terminated.

Very truly yours, REAL GOODS SOLAR, INC. By: Name: Title:

Exhibit 5
to
Subscription and Escrow Agent Agreement

List of Authorized Representatives

Authorized Representative	Specimen Signature

Dennis Lacey	/s/ Dennis Lacey

Authorized Representative	Specimen Signature

Alan Fine	/s/ Alan Fine

Authorized Representative	Specimen Signature

Tyler Clarke	/s/ Tyler Clarke

Exhibit 6
to
Subscription and Escrow Agent Agreement

Subscription Agent Fee Schedule

A.       FEES FOR SERVICES: $20,000.

Exhibit 7

to

Subscription and Escrow Agent Agreement

Wire Instructions

ACCOUNT NAME

BANK

ACCOUNT#

ABA#

SWIFT CODE

Reference: __________

Attn: Ernest Wilson

PRIMARY CONTACT:

Kirsten Kulmaczewski

Administrator

Continental Stock Transfer & Trust Company Corporate Actions Services

1 State Street, 30th Floor

Phone: (212) 845-5282

E: kkulmaczewski@continentalstock.com

SECONDARY CONTACT:

Wilton Davila

Vice President

Continental Stock Transfer & Trust Company

Company Corporate Actions Services

1 State Street, 30th Floor

Phone: (212) 845-3226

E: wdavila@continentalstock.com